Exhibit 10.12

Exhibit 10.12

UNITED STATES DISTRICT COURT DISTRICT OF NEW JERSEY

UNITED STATES OF AMERICA : Hon.

v.	: Criminal Number: 10-220

PAMRAPO SAVINGS BANK, S.L.A. : PLEA AGREEMENT

This document sets forth the plea agreement between Pamrapo Savings Bank, S.L.A. (hereinafter “Pamrapo Savings Bank”), and the United States Attorney for the District of New Jersey and the Asset Forfeiture and Money Laundering Section of the United States Department of Justice Criminal Division (hereinafter collectively the “United States”).

Charge

Conditioned on the understandings specified below, the United States will accept a guilty plea from Pamrapo Savings Bank to an Information that charges it with conspiracy to violate federal law by (1) failing to file Currency Transaction Reports with the United States Department of the Treasury for the payment, receipt, and transfer of United States currency involving more than $10,000, contrary to Title 31, United States Code, Section 5313(a); (2) failing to file Suspicious Activity Reports with the United States Department of the Treasury relevant to the possible violation of law and regulation, contrary to Title 31, United States Code, Section 5318(g)(1); and (3) failing to establish and implement an adequate anti-money laundering program, contrary to Title 31, United States Code, Section 5318(h)(l) and (2), in violation of Title 18, United States Code, Section 371.

If Pamrapo Savings Bank enters a guilty plea and is sentenced on this charge and otherwise fully complies with all of the terms of this agreement, the United States will not initiate any further criminal charges against Pamrapo Savings Bank for the criminal conduct alleged in the Information.

However, in the event that a guilty plea in this matter is not entered for any reason or the judgment of conviction entered as a result of this guilty plea does not remain in full force and effect, Pamrapo Savings Bank agrees that any charges that are not time-barred by the applicable statute of limitations on the date this agreement is signed by Pamrapo Savings Bank may be commenced against it, notwithstanding the expiration of the limitations period after Pamrapo Savings Bank signs the agreement.

Sentencing

The violation of Title 18, United States Code, Section 371 to which Pamrapo Savings Bank agrees to plead guilty carries a term of probation of not less than one and not more than five years’ probation and a statutory maximum fine equal to the greatest of: (1) $500,000; (2) twice the gross amount of any pecuniary gain that any persons derived from the offense; or (3) twice the gross amount of any pecuniary loss sustained by any victims of the offense. Fines imposed by the sentencing judge may be subject to the payment of interest.

The sentence to be imposed upon Pamrapo Savings Bank is within the sole discretion of the sentencing judge, subject to the provisions of the Sentencing Reform Act, Title 18, United States Code, Sections 3551-3742, and the sentencing judge’s consideration of the United States Sentencing Guidelines. The United States Sentencing Guidelines are advisory, not mandatory. The sentencing judge may impose any reasonable sentence up to and including the statutory maximum fine. The United States cannot and does not make any representation or promise as to what guideline range may be found by the sentencing judge, or as to what sentence Pamrapo Savings Bank ultimately will receive.

Further, in addition to imposing any other penalty on Pamrapo Savings Bank, the sentencing judge:

(1) will order Pamrapo Savings Bank to pay an assessment of $400 pursuant to Title 18, United States Code, Section 3013, which must be paid by the date of sentencing;

(2) may order Pamrapo Savings Bank to pay restitution pursuant to Title 18, United States Code, Section 3663 et sec.;

(3) may order Pamrapo Savings Bank, pursuant to Title 18, United States Code, Section 3555, to give notice to any victims of its offense; and

(4) must order forfeiture, pursuant to Title 31, United States Code, Section 5317(c).

As a result of Pamrapo Savings Bank’s criminal conduct, including conspiring to violate Title 31, United States Code, Section 5313(a), Pamrapo Savings Bank agrees to forfeit $5 million to the United States under Title 31, United States Code, Section 5317(c), which amount will be paid in full on the date Pamrapo Savings Bank enters its plea. Pamrapo Savings Bank waives all challenges of any kind to the forfeiture described above. Pamrapo Savings Bank further waives any additional notice requirement in connection with the above forfeiture.

Rights of the United States Regarding Sentencing

Except as otherwise provided in this agreement, the United States reserves its right to take any position with respect to the appropriate sentence to be imposed on Pamrapo Savings Bank by the sentencing judge, to correct any misstatements relating to the sentencing proceedings, and to provide the sentencing judge and the United States Probation Office all law and information relevant to sentencing, favorable or otherwise. In addition, the United States may inform the sentencing judge and the United States Probation Office of: (1) this agreement; and (2) the full nature and extent of Pamrapo Savings Bank’s activities and relevant conduct with respect to this case.

Stipulations

The United States and Pamrapo Savings Bank agree to stipulate at sentencing to the statements set forth in the attached Schedule A, which is made a part of this plea agreement. This agreement to stipulate, however, cannot and does not bind the sentencing judge, who may make independent factual findings and may reject any or all of the stipulations entered into by the parties. To the extent that the parties do not stipulate to a particular fact or legal conclusion, each reserves the right to argue the existence of and the effect of any such fact or conclusion upon the sentence. Moreover, this agreement to stipulate on the part of the United States is based on the information and evidence that the United States possesses as of the date of this agreement. Thus, if the United States obtains or receives additional evidence or information before sentencing that it determines to be credible and to be materially in conflict with any stipulation in the attached Schedule A, then the United States shall not be bound by any such stipulation. A determination that any stipulation is not binding shall not release either the United States or Pamrapo Savings Bank from any other portion of this agreement, including any other stipulation. If the sentencing court rejects a stipulation, then both parties reserve the right to argue on appeal or at post-sentencing proceedings that the sentencing court was within its discretion and authority to do so. These stipulations do not restrict the right of either party to respond to questions from the Court and to correct misinformation that has been provided to the Court.

Waiver of Appeal and Post-Sentencing Rights

As set forth in Schedule A, the United States and Pamrapo

Savings Bank waive certain rights to file an appeal, collateral attack, writ or motion after sentencing, including but not

limited to an appeal under Title 18, United States Code, Section

3742 or a motion under Title 28, United States Code, Section 2255.

Other Provisions

Except as provided below, this agreement is limited to the United States Attorney for the District of New Jersey and the Asset Forfeiture and Money Laundering Section of the United States Department of Justice Criminal Division, and cannot bind other federal, state, or local authorities. However, the United States will bring this agreement to the attention of other prosecuting offices, if requested to do so.

This agreement does not prohibit the United States, any agency thereof (including the Internal Revenue Service; the Department of the Treasury, Office of Thrift Supervision; the Department of the Treasury, Financial Crimes Enforcement Network; the Federal Deposit Insurance Corporation; and the Securities and Exchange Commission), or any third party from initiating or prosecuting any civil proceeding against Pamrapo Savings Bank.

The United States specifically reserves the right to pursue any and all criminal and civil claims it may have against any current and former employees, officers, and directors of Pamrapo Savings Bank, and any other individuals or entities.

Pamrapo Savings Bank understands that it is bound by this agreement regardless of the administrative or regulatory consequences that could result as a result of its guilty plea. Accordingly, Pamrapo Savings Bank waives any and all challenges to its guilty plea and to its sentence based on those consequences, and agrees not to seek to withdraw its guilty plea, or to file a direct appeal or any kind of collateral attack challenging its guilty plea, conviction, or sentence, based on the consequences of its guilty plea, conviction, or sentence.

No Other Promises

This agreement constitutes the plea agreement between Pamrapo Savings Bank and the United States and supersedes any previous agreements between them. No additional promises, agreements, or conditions have been made or will be made unless set forth in writing and signed by the parties.

Very truly yours,

PAUL J. FISHMAN

United States Attorney RICHARD WEBER

Chief Asset Forfeiture and Money Laundering Section, U.S. Department of Justice Criminal Division

Anthony Moscato Assistant U.S. Attorney

John W. Sellers

Senior Trial Attorney

V. Grady O’Malley

Chief, Strike Force

Pamrapo Savings Bank, S.L.A. has received this plea agreement from its attorney, Sotiris A. Planzos, Esq. On behalf of and with the express authorization of the Board of Directors for Pamrapo Savings Bank, S.L.A., the bank hereby accepts the terms and conditions set forth in this agreement and acknowledges that it constitutes the plea agreement between the parties. Pamrapo Savings Bank, S.L.A. understands that no additional promises, agreements, or conditions have been made or will be made unless set forth in writing and signed by the parties.

CONSENTED TO AND ACCEPTED BY AUTHORIZATION OF THE BOARD OF DIRECTORS OF PAMRAPO SAVINGS BANK, S.L.A.:

AGREED AND ACCEPTED:

Date: 3/25/10

Corporate officer or Representative of

Pamrapo Savings Bank, S.L.A.

Sotiris A. Planzos, Esq. Attorney for defendant Pamrapo Savings Bank, S.L.A. Date: 3/25/10

Plea Agreement With Pamrapo Savings Bank, S.L.A.

Schedule A

1. The United States and Pamrapo Savings Bank recognize that the United States Sentencing Guidelines are not binding upon the Court. The United States and Pamrapo Savings Bank nevertheless agree to these stipulations, and agree that the Court should sentence Pamrapo Savings Bank within the Guidelines range that results from the total Guidelines offense level set forth below. The United States and Pamrapo Savings Bank further agree that neither party will argue for the imposition of a sentence outside the Guidelines range that results from the agreed total Guidelines offense level, except as provided in Paragraph 15 below.

2. The version of the United States Sentencing Guidelines effective on the date of sentencing applies in this case.

3. The parties agree that the Court should determine what, if any, sentence requirements should be imposed under U.S.S.G. § 8A1.2(a), including restitution, remedial orders, community service, and notice to victims.

4. The parties agree that Pamrapo Savings Bank did not operate primarily for a criminal purpose or primarily by criminal means. See U.S.S.G. § 8A1.2(b)(1).

5. The parties further agree that an abbreviated determination of the guideline fine range is not warranted. See U.S.S.G. § 8A1.2(b)(2)(A).

Calculation of the Offense Level—U.S.S.G. § 8C2.3

6. Under U.S.S.G. § 2X1.1(b)(2), Pamrapo Savings Bank and its co-conspirators completed all the acts the conspirators believed necessary on their part for the successful completion of the underlying substantive offenses.

7. The underlying substantive violations charged in the Information are violations of Title 31, United States Code, Sections 5313(a), 5318(g)(1), and 5318(h)(1). See U.S.S.G. 2X1.1(a). Accordingly, the applicable guideline is U.S.S.G. § 2S1.3(a)(2). Under U.S.S.G. § 2S1.3(a)(2), the base offense level is 6 plus the number of offense levels from the Table in U.S.S.G. § 2B1.1.

7

8. The applicable guideline from the Table is U.S.S.G. § 2Bl.l(b)(1)(L)(more than $20 million but not more than

$50 million). Therefore, the resulting Base Offense Level is 28.

9. In accordance with the above, the parties agree that the total Guidelines offense level applicable to Pamrapo Savings Bank is 28 (the “agreed total Guidelines offense level”)

Calculation of the Base Fine—U.S.S.G. § 8C2.4

10.	Under U.S.S.G. § 8C2.4(d), the parties agree that the base fine is $6,300,000.

Calculation of the Culpability Score—U.S.S.G. § 8C2.5

11.	Under U.S.S.G. § 8C2.5, the parties agree that Pamrapo Savings Bank’s culpability score is determined as follows:

a. Pamrapo Savings Bank’s culpability score starts with 5 points. See U.S.S.G. § 8C2.5(a).

b. Because Pamrapo Savings Bank had 50 or more employees and at least one individual within “substantial authority personnel” that participated in, condoned, and was willfully ignorant of the offense, 2 points are added to Pamrapo Savings Bank’s culpability score. See U.S.S.G. § 8C2.5(b)(4).

c. Because Pamrapo Savings Bank fully cooperated in the criminal investigation and clearly demonstrated recognition and affirmative acceptance of responsibility for its criminal conduct and the criminal conduct of its agents and employees, 2 points are subtracted from Pamrapo Savings Bank’s culpability score. See U.S.S.G. § 8C2.5(g)(2).

d. Therefore, the parties agree that Pamrapo Savings Bank’s total culpability score is 5.

Minimum and Maximum Multipliers—U.S.S.G. § 8C2.6

12. Based on the agreed total culpability score of 5, as set forth in Paragraph 11d above of this Schedule A, the parties agree that the minimum multiplier is 1.00 and the maximum multiplier is 2.00. See U.S.S.G. § 8C2.6.

Application of the Guideline Fine Range—U.S.S.G. § 8C2.7

Under U.S.S.G. § 8C2.7(a) & (b), the parties agree that the minimum guideline fine range is $6,300,000, and the maximum guideline fine range is $12,600,000.

Because the minimum guideline fine ($6,300,000) is greater than the maximum fine authorized by statute (see Title 18, United States Code, Section 3571 (c) (3)), the parties understand that the maximum fine authorized by statute ($500,000) will be the guideline fine. See U.S.S.G. § 8C3.1(b).

Based on the factors set forth in Title 18, United States Code, Sections 3553(a) and 3572, if Pamrapo Savings Bank pays the $5 million forfeiture at the time of its plea, as described on page 3 above of this agreement, then the United States will recommend that the Court waive the requirement for Pamrapo Savings Bank to pay a fine. The parties understand that the sentencing court is not bound by the United States’ recommendation, and Pamrapo Savings Bank understands that it is bound by this agreement and may not withdraw from this agreement if the sentencing judge imposes a fine.

Disgorgement—U.S.S.G. § 8C2.9

16. Because Pamrapo Savings Bank has agreed to forfeit $5 million to the United States and has agreed to implement other remedial measures to ensure compliance with the Bank Secrecy Act, the parties agree that no amount should be added to the fine under U.S.S.G. § 8C2.9.

Other Provisions

17. Pamrapo Savings Bank knows that it has and, except as noted below in this paragraph, voluntarily waives, the right to file any appeal, any collateral attack, or any other writ or motion, including but not limited to an appeal under Title 18, United States Code, Section 3742 or a motion under Title 28, United States Code, Section 2255, which challenges the sentence imposed by the sentencing court if that sentence falls within or below the Guidelines range that results from the agreed total

Guidelines offense level of 28. The United States will not file any appeal, motion or writ which challenges the sentence imposed by the sentencing court if that sentence falls within or above the Guidelines range that results from the agreed total Guidelines offense level of 28. The provisions of this paragraph are binding on the parties even if the Court employs a Guidelines analysis different from that incorporated in these stipulations. Furthermore, if the sentencing court accepts a stipulation, both parties waive the right to file an appeal, collateral attack, writ, or motion claiming that the sentencing court erred in doing so.

18. Both parties reserve the right to oppose or move to dismiss any appeal, collateral attack, writ, or motion barred by the preceding paragraph and to file or to oppose any appeal, collateral attack, writ or motion not barred by the preceding paragraph.